Exhibit 10.61


                       EMPLOYMENT TERMINATION AGREEMENT
                              AND GENERAL RELEASE

          WHEREAS ALEJANDRO JIMENEZ ("JIMENEZ") has been employed by PANAMCO LLC, a limited liability company organized under the laws of Delaware and d/b/a PANAMERICAN BEVERAGES COMPANY in Florida (the "Company"), as Chief Operating Officer, and also serves as President and Chief Operating Officer and as a member of the Board of Directors of PANAMERICAN BEVERAGES, INC. (the Company and Panamerican Beverages, Inc. shall be referred to collectively as "PANAMCO"), and because the parties hereto desire to set forth their agreements with respect to the termination of JIMENEZ' employment with PANAMCO and JIMENEZ' Employment Agreement entered into on September 30, 1999 ("Employment Agreement"), JIMENEZ and PANAMCO agree as follows:

          1. Termination Date. JIMENEZ and PANAMCO agree that JIMENEZ' employment by PANAMCO shall terminate effective 5:00 p.m. on December 28, 2001 (hereinafter "Termination Date"). Through the Termination Date, JIMENEZ agrees to perform his assignments in a professional manner, in the best interest of PANAMCO, and in accordance with Section 1.2 of the Employment Agreement. The terms of this Agreement have been approved by the Compensation Committee of the Board of Directors of PANAMCO.

          2. Subject to JIMENEZ' performance of his obligations hereunder, PANAMCO will provide JIMENEZ with the following:

          (a) Unpaid Base Salary Through Date of Termination. PANAMCO promises to pay JIMENEZ his regular base salary described in the Employment

Agreement, as it shall have been increased, up to and including his Termination Date. Said payment shall be made according to PANAMCO's normal payroll practices on or prior to December 31, 2001.

          (b) Lump Sum Severance Payment. PANAMCO promises to pay JIMENEZ the gross amount of Two Million, Eight Hundred Nine Thousand, One Hundred Twenty Five Dollars and No Cents ($2,809,125.00), less applicable tax deductions in the amount of Two Hundred Five Thousand Nine Hundred Forty Eight Dollars and Sixty Two Cents ($205,948.62). Said gross amount represents the equivalent of two and one-half (2.5) multiplied by JIMENEZ' base salary, plus two and one-half (2.5) multiplied by JIMENEZ' target bonus for year 2001, plus two (2) days of accrued but unused vacation available at the Termination Date pursuant to paragraph 2(h) hereof, plus unpaid vacation premium. From said gross amount the following are deducted: (i) the Seventy Five Thousand Five Hundred Thirty Dollars and Eighty Five Cents ($75,530.85) JIMENEZ owes the Company on his housing loan as of the Termination Date; and (ii) the Sixty Five Thousand Dollars and No Cents ($65,000.00) PANAMCO paid in membership fees in connection with JIMENEZ' club membership in Deering Bay Yacht and Country Club. Such amount shall be paid in a single lump sum on or prior to December 31, 2001.

          (c) Prorated Incentive Compensation Bonus for Bonus Period During which the Termination Occurred. PANAMCO promises to pay JIMENEZ the amounts that would otherwise be due to him as the President and Chief Operating Officer under Panamerican Beverages, Inc.'s 2001 Annual Incentive Plan (the

"Incentive Plan") if he had remained as President and Chief Operating Officer through the end of the year, prorated based on the number of days of participation under the Incentive Plan. Said payment shall be determined in the manner and payable at the time and upon the terms and conditions set forth in the Incentive Plan (except that Section IV E (Plan Administration - Termination of Service) of the Incentive Plan shall not preclude JIMENEZ from receiving any of such payment).

          (d) Benefit Program. PANAMCO promises to continue to sponsor for JIMENEZ the individual benefit programs described at Section 4.2 of the Employment Agreement for the earlier of (1) eighteen (18) months following JIMENEZ' Termination Date, or (2) the date JIMENEZ obtains a similar individual benefit through other employment. In the event that PANAMCO is unable to provide JIMENEZ with any individual benefit described at Section 4.2 of the Employment Agreement by reason of the termination of JIMENEZ' employment, PANAMCO promises to pay JIMENEZ an amount of money equivalent to PANAMCO's cost of providing the benefit to JIMENEZ. PANAMCO's good faith determination of that cost shall be binding and conclusive on JIMENEZ. It is expressly understood and agreed that after the Termination Date, other than as set forth in this Agreement, JIMENEZ shall not be provided with automobile allowance, vacation premium, working facilities, stock options and restricted stock, club membership, financial planning, annual home leave or tax protection pursuant to Sections 3.3 and 4.3-4.10 of the Employment Agreement.

          (e) Relocation Expense. PANAMCO promises to reimburse JIMENEZ for his reasonable moving expenses in an amount not to exceed twenty five thousand and 00/100 ($25,000), if he relocates back to his home country within one (1) year following the Termination Date.

          (f) Vested Stock Options and Extension of Exercise Date. JIMENEZ will be vested on the Termination Date in any stock options granted to him during the term of his Employment with PANAMCO. JIMENEZ agrees that, as of the Termination Date, he has been granted options to purchase shares of Panamerican Beverages, Inc. Class A common stock under Panamerican Beverages, Inc.'s Equity Incentive Plan, as amended, and that all of such options are set forth in Appendix A and incorporated herein by reference. JIMENEZ shall have one (1) year after the Termination Date to exercise any or all of his stock options.

          (g) Reasonable Business Expense. In accordance with the provisions of Section 4.1 of the Employment Agreement, PANAMCO promises to reimburse JIMENEZ for reasonable expenses paid or incurred by him in the course of and pursuant to the business of PANAMCO up to the Termination Date. Such reimbursement shall occur as soon as practicable after JIMENEZ' Termination Date.

          (h) Accrued But Unused Vacation Day Compensation. Included in the gross amount in paragraph 2(b) is the equivalent in cash of any unused vacation days available at the Termination Date. The payment under this paragraph is intended to compensate JIMENEZ for any accrued but unused vacation days as of the Termination Date, as provided in Section 4.5 of the Employment Agreement.

          Except as set forth in this Agreement, it is expressly agreed and understood that PANAMCO and its parents, subsidiaries, and affiliates do not have, and will not have, any obligation to provide JIMENEZ at any time in the future with any payments, benefits or considerations other than those recited in this paragraph 2.

          3. JIMENEZ Release. In consideration of the promises of PANAMCO set forth in this Agreement, JIMENEZ and his heirs, executors and administrators intending to be legally bound, hereby permanently and irrevocably terminates his employment with PANAMCO effective on the Termination Date and, other than as set forth in this Agreement, releases and discharges PANAMCO and its parents, subsidiaries, affiliates, and its and their current and former owners, officers, directors, shareholders, employees, agents, successors, assigns, heirs, executors, and administrators, and any individual or organization related to PANAMCO and against whom or which JIMENEZ could claim (hereinafter referred to collectively as "the Released Parties") from any and all causes of action, suits, debts, claims and demands whatsoever, which he had, has, or may have against the Released Parties up until the date set forth at the end of this Agreement. Particularly, but without limitation, JIMENEZ, other than as set forth in this Agreement, so releases any claims against the Released Parties relating in any way to his employment or the termination of his employment relationship with PANAMCO, including any claims under any U.S., Costa Rican, or Mexican federal, state or local laws, including the

Florida Civil Rights Act of 1992, the Florida Private Whistleblower Act, the Miami-Dade County Equal Opportunity Ordinance, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended, the Family and Medical Leave Act, or any other labor or employment laws, any common law claims, such as actions in tort and contract, and all claims for counsel fees and costs. As a precondition of PANAMCO's obligations under this Agreement, including paragraph 2, JIMENEZ shall also, as of the Termination Date, provide the Released Parties with a release and discharge up to the Termination Date in substantially the same form contained in this paragraph 3 and in paragraphs 14 through 18 of this Agreement and after providing it he will not revoke such release and discharge.

          4. PANAMCO Release. In consideration of the promises of JIMENEZ set forth in this Agreement, PANAMCO and its current and former parents, subsidiaries, affiliates, assigns, heirs, executors and administrators, release and discharge JIMENEZ and his heirs, executors, and administrators from any and all causes of action, suits, debts, claims, and demands whatsoever, which it had, has, or may have against JIMENEZ and his heirs, executors and administrators up until the date set forth on the last page of this Agreement, except those relating to any illegal conduct by JIMENEZ. As a precondition of JIMENEZ' obligations under this Agreement, PANAMCO shall also, as of the Termination Date, provide JIMENEZ with a release and discharge up to the Termination Date in substantially the same form contained in this paragraph 4 and in paragraphs 14 through 17 of this Agreement.

          5. Cooperation. JIMENEZ agrees to cooperate with PANAMCO in effecting a smooth transition of the duties and responsibilities which JIMENEZ performed for PANAMCO. JIMENEZ agrees to make himself reasonably available in connection with any request by PANAMCO regarding prior business arrangements or pending litigation or litigation which may arise in the future concerning matters of which JIMENEZ has personal knowledge or which were in the purview of JIMENEZ' responsibilities and PANAMCO will reimburse JIMENEZ' reasonable travel costs.

          6. Board Resignation. Upon the Termination Date, JIMENEZ agrees to immediately execute a letter to the Board of Directors of Panamerican Beverages, Inc. resigning from his membership on that Board and any other Board of any subsidiary or affiliate of PANAMCO on which he serves as of the Termination Date.

          7. Performance Contingent. The parties acknowledge that the performance of the promises of each are expressly contingent upon the fulfillment and satisfaction of the obligations of the other party as set forth in this Agreement.

          8. No Further Employment. JIMENEZ hereby agrees and recognizes that as of the Termination Date his employment relationship with PANAMCO has been permanently and irrevocably severed and that PANAMCO has no obligation to re-employ him in the future.

          9. No Admission. Each party agrees and acknowledges that this agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the other.


          10. Confidentiality. JIMENEZ agrees, covenants and promises that he shall not communicate or disclose the terms of this Agreement to any persons with the exception of members of his immediate family, his accountant and his attorney, who in turn shall keep them confidential, or as may be necessary to make any tax filings or reports.

          11. Nondisparagement. Each of JIMENEZ and PANAMCO and its officers shall not issue any communication or statement, written or otherwise, that disparages, criticizes or otherwise reflects adversely upon the other, except if testifying truthfully in conjunction with legal proceedings. In the event that either JIMENEZ or PANAMCO or its officers is compelled by subpoena process to testify, he or it will provide, to the extent possible, written notice to the other party in time to permit such party to seek an appropriate protective order or such other relief as may be necessary to enforce his or its rights under this Agreement. If JIMENEZ breaches this paragraph 11, he agrees to pay back to PANAMCO, as liquidated damages, the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) in addition to any other remedies to which PANAMCO may be entitled.

          12. Restrictive Covenants.

          (a) Non-Competition. For a two (2) year period after the Termination Date, JIMENEZ shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that engages in competition with PANAMCO (for this purpose, any business that engages in carbonated soft drink beverage distribution in the territories of PANAMCO shall be deemed to be in competition with PANAMCO); provided that such provision shall not apply to JIMENEZ' ownership of Common Stock of PANAMCO or the acquisition by JIMENEZ, solely as an investment of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as JIMENEZ does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such issuer.

          (b) Nondisclosure. JIMENEZ shall not at any time divulge, communicate, use to the detriment of PANAMCO or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of PANAMCO. Any Confidential Information or data now or hereafter acquired by JIMENEZ with respect to the business of PANAMCO (which shall include, but not be limited to, information concerning PANAMCO's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of PANAMCO that is received by JIMENEZ in confidence and as a fiduciary, and JIMENEZ shall remain a fiduciary to PANAMCO with respect to all of such information. For purposes of this Agreement, "Confidential Information" means information disclosed to JIMENEZ or known by JIMENEZ as a consequence of or through his employment by PANAMCO (including information conceived, originated, discovered or developed by JIMENEZ) prior to or after the date hereof, and not generally known, about PANAMCO or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict JIMENEZ from disclosing Confidential Information to the extent required by law.

          (c) Nonsolicitation of Employees and Clients. For a three (3) year period after the Termination Date, JIMENEZ shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of PANAMCO, unless such employee or former employee has not been employed by PANAMCO for a period in excess of six months or was involuntarily terminated by PANAMCO, and/or (b) call on or solicit any of the actual or targeted prospective clients (as of the Termination Date) of PANAMCO on behalf of any person or entity in connection with any business competitive (as defined in paragraph 12(a)) with the business of PANAMCO, nor shall JIMENEZ make known the names and addresses of such clients or any information relating in any manner to PANAMCO's trade or business relationships with such customers, other than in connection with the performance of JIMENEZ' duties under this Agreement.

          (d) Books and Records. All books, records, and accounts relating in any manner to the customers or clients of PANAMCO, whether prepared by JIMENEZ or otherwise coming into JIMENEZ' possession, shall be the exclusive property of PANAMCO and shall be returned immediately to PANAMCO on the Termination Date or on PANAMCO's request at any time.

          (e) Definition of PANAMCO. For purposes of this paragraph 12, the term "PANAMCO" also shall include any existing or future subsidiaries or affiliates of PANAMCO that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with PANAMCO during the periods described herein.

          (f) Acknowledgement. JIMENEZ acknowledges and confirms that (a) the restrictive covenants contained in this paragraph 12 (including, among others, paragraph 12(c)) are reasonably necessary to protect the legitimate business interests of PANAMCO, especially considering the fact that JIMENEZ has served as the President and Chief Operating Officer of PANAMCO and as a result has become intimately familiar with all aspects of PANAMCO's operations, and (b) the restrictions contained in this paragraph 12 (including without limitation the length of the term of the provisions of this paragraph 12) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind.

JIMENEZ further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this paragraph 12 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. JIMENEZ acknowledges and confirms that his special knowledge of the business of PANAMCO is such as would cause PANAMCO serious injury, or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with PANAMCO in violation of the terms of this paragraph 12. JIMENEZ further acknowledges that the restrictions contained in this paragraph 12 are intended to be, and shall be, for the benefit of and shall be enforceable by, PANAMCO's successors and assigns.

          (g) Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this paragraph 12 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this paragraph 12 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

          (h) Extension of Time. If JIMENEZ shall be in violation of any provision of this paragraph 12, then the time limitation set forth in this paragraph 12 for such provision shall be extended for a period of time equal to the period of time during which such violation or violations occur. If PANAMCO successfully seeks injunctive relief from such violation in any court, then the covenants set forth in this paragraph 12 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by JIMENEZ.

          13. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by JIMENEZ of any of the covenants contained in paragraph 12 of this Agreement will cause irreparable harm and damage to PANAMCO, the monetary amount of which may be virtually impossible to ascertain. As a result, JIMENEZ recognizes and hereby acknowledges that PANAMCO shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in paragraph 12 of this Agreement by JIMENEZ or any of his affiliates, associates, partners, or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies PANAMCO may possess.

          14. Arbitration. Any dispute or controversy arising under or in connection with this Employment Termination Agreement and General Release shall be settled exclusively by arbitration in Miami-Dade County, Florida, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within thirty (30) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne equally by both parties. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. The parties agree that if they break any of the promises they have made in this Agreement, the prevailing party will be entitled to recover its reasonable attorney's fees and costs in any litigation or arbitration initiated to enforce this Agreement. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

          15. Governing Law; Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party. The language of this Agreement shall not be construed against the drafter.

          16. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between JIMENEZ and PANAMCO with respect to such subject matter, including but not limited to the Employment Agreement. This Agreement may not be modified in any way unless by a written instrument signed by both PANAMCO and JIMENEZ.

          17. Certification. JIMENEZ hereby certifies that he has read the terms of this Employment Termination Agreement and General Release, that he has been advised by PANAMCO to consult with an attorney of his own choice prior to executing this Agreement, that he has had an opportunity to do so, and that he understands this Agreement's terms and effects. JIMENEZ further certifies that PANAMCO has not made any representations to JIMENEZ concerning this Employment Termination Agreement and General Release other than those contained herein.

          18. Time to Consider Signing Agreement; Right to Revoke. JIMENEZ acknowledges that he has been informed that he has the right to consider this Employment Termination Agreement and General Release for a period of at least 21 days prior to entering into this Agreement. He also understands that he has the right to revoke this Agreement for a period of 7 days following his execution of this Agreement by giving written notice by facsimile or hand delivery to PANAMCO at 701 Waterford Way, Eighth Floor, Miami, Florida 33126,
Attention: Carlos Hernandez-Artigas, General Counsel.

          19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and shall be deemed effective upon the signing of the last counterpart by the parties.

          20. Invalidity. If any provision of this Employment Termination Agreement and General Release is deemed invalid, the remaining provisions shall not be affected.

          21. Headings. Paragraph headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

          22. Indemnification. PANAMCO agrees to continue to indemnify, defend, and hold JIMENEZ harmless from any claims asserted against JIMENEZ regarding acts or omissions made by JIMENEZ while performing his duties for PANAMCO, but only to the extent provided under the terms of PANAMCO's Directors and Officers Liability Insurance Policies and any applicable provisions of PANAMCO's Articles of Incorporation, Bylaws and Operating Agreement. The parties acknowledge that after the Termination Date JIMENEZ will continue as a named insured under such policies by virtue of his former status as a director and officer of PANAMCO.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Employment Termination Agreement and General Release this 6th day of December, 2001.

WITNESS___________________              _______________________________________
                                        ALEJANDRO JIMENEZ


                                        PANAMCO LLC d/b/a PANAMERICAN
                                        BEVERAGES COMPANY and PANAMERICAN
                                        BEVERAGES, INC.


WITNESS:__________________              By:____________________________________